FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                          MEDIA CONTACT:
Kelly Beavers, Vice President                     Bill Marino
Exabyte Corporation                                 Trippe-Marino, Inc. (PR)
303-417-7225                                          303-988-5133
kjb@exabyte.com                                     bmarino@trippemarino.com

EXABYTE REPORTS 2003 FINANCIAL RESULTS

"Restart" in 2003 Prepares Exabyte for 2004 Growth

BOULDER, Colo. - March 16, 2004 - Exabyte Corporation (OTCBB: EXBT), a performance and value leader in tape backup, restore and archival systems, today announced revenue of $95.8 million and a net loss of $43.0 million for the year ended January 3, 2004, compared to revenue of $133.2 million and a net loss of $29.1 million for the year ended December 28, 2002. The loss for fiscal 2003 included the following significant, non-cash or special charges: (1) $10.1 million of non-cash interest expense related to the common stock issued in exchange for over advance guaranties to Silicon Valley Bank by shareholders, (2) bad debt expense of $6.0 million relating to the bankruptcy of a major customer in the first quarter of 2003, (3) a charge for excess and obsolete inventory of $6.9 million in the first quarter of 2003, (4) lease termination expense of $4.7 million related to the termination of certain real estate leases for facilities, and (5) a non-cash loss of $1.6 million resulting from increase in the principal value of a note payable to a supplier in yen at a fixed exchange rate.

Loss from operations for 2003 was $28.3 million versus a loss of $28.8 million in 2002. Operating expenses for 2003 totaled $44.6 million, including the aforementioned bad debt expense and lease termination expense, and were lower by $6.4 million compared to 2002 operating expenses of $51.0 million. The Company continues to focus on controlling expenses in all areas, while allocating adequate funds to continue new product development activities in 2004.

"The Company's 2003 financial performance reflects the significant challenges we faced during the year in stabilizing our operations and positioning the Company to take advantage of opportunities in 2004. Fiscal 2003 included several significant charges related to these efforts," said Carroll Wallace, Exabyte's CFO. "With the restart behind us, the Company will now begin to see the results of the year's successes, particularly in our VXA business, which just completed its second consecutive quarter of 50 percent growth in number of units sold. With 10 OEM wins for VXA, including agreements with industry leaders IBM and Fujitsu Siemens, and more than 700 new VARs enrolled in our reseller program, we anticipate continued revenue growth for the VXA business unit."

For the fourth quarter of 2003, the Company reported revenue of $25.9 million and a net loss of $5.8 million. Revenue increased 5.4 percent in the fourth quarter as compared to the third quarter of 2003 and reflects the improving momentum of VXA product sales, including increased sales to OEM customers. The loss for the fourth quarter includes $550,000 of non-cash interest expense related to the final portion of common stock issued in exchange for over advance guaranties, a loss on foreign currency fluctuations relating to the note payable to a supplier of $589,000, and increased cost of goods sold of $1.4 million due to purchases of product from a Japanese supplier denominated in yen, resulting from the weakness of the U.S. dollar versus the yen during the quarter. The Company also experienced increased startup costs related to the outsourcing of its repair and service operations during the quarter. Service and repair costs totaled $2.9 million in the fourth quarter compared to $1.6 million in the third quarter of 2003.

On January 3, 2004, the Company had a working capital deficit of $6.3 million compared to a deficit of $16.0 million on September 27, 2003, the end of the third quarter of 2003. This improvement is a result of the receipt of $20 million in proceeds from the Company's strategic arrangement with Imation Corporation. Accounts receivable decreased from $17.6 million at September 27, 2003 to $14.8 million at January 3, 2004 due to improved cash collections and lower days sales outstanding. Outstanding borrowings on the Company's bank line-of-credit totaled $6.5 million at January 3, 2004, a decrease of $7.3 million compared to the end of the third quarter. The Company used a substantial portion of its $7.0 million year end cash balance to repay the line-of-credit in total in January 2004.

"2003 was a restart year for Exabyte. We restructured the Company based on an exciting portfolio of new products, with our VXA line leading the way," said Tom Ward, president and CEO of Exabyte. "The capacity, performance and reliability of VXA products continue to impress the market. Further, the value proposition of the VXA Packet Drive, combined with Exabyte's world-class automation, is a clear winner as demonstrated by the unprecedented success of the recent launch of the VXA PacketLoader 1x10 1U - the fastest-growing automation product in Exabyte's 18-year history. With products such as the PacketLoader, we believe Exabyte has a bright future. We met the challenges of 2003 head on and have come through the year a stronger Company, poised for healthy growth in 2004."

The Company will hold a conference call to discuss these results on Wednesday, March 17 at 9:00 a.m. (MST). Interested parties can join the call by dialing 800-299-8538 in the U.S. and 617-786-2902 internationally and entering the conference call ID, "48289850." The call will also be webcast. A replay of the call can be accessed at the Company's web site after 5:00 p.m. on March 17.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) provides innovative tape storage solutions to customers whose top buying criteria is value: capacity/price, speed, data reliability and ease-of-use. Exabyte, an industry innovator since 1987, is the recognized value-leader in tape storage and automation solutions for servers, workstations, LANs and SANs. With groundbreaking VXA Packet Technology, the most significant advancement in tape in the last decade, Exabyte's VXA-2 solutions provide SMB and departmental users dramatically higher capacity, speed and data reliability at competitive prices. Exabyte's drives and automation products are rugged, robust and reliable solutions for users of VXAtape™, LTO™ (Ultrium™) and MammothTape™. Exabyte has a worldwide network of OEMs, distributors and resellers that share the Company's commitment to value and customer service, including partners such as IBM, HP, Fujitsu Siemens Computers, Apple Computer, Toshiba, Logitec, Acer, Kontron, Lynx, Bull, Tech Data, CDW, Ingram Micro and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

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The foregoing contains forward-looking statements related to the Company's products and business prospects. Such statements are subject to one or more risks. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to any adjustments resulting from its customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company's Form 10-K and Form 10-Qs.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

EXABYTE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended (Unaudited)			Year Ended	
	Dec. 28, 2002	Sep. 27, 2003	Jan. 4, 2004	Dec. 28, 2002	Jan. 4, 2003
Net revenue	$ 24,032	$ 24,555	$ 25,884	$133,191	$ 95,769
Cost of goods sold	21,536	15,700	21,399	110,948	79,501
Gross profit	2,496	8,855	4,485	22,243	16,268
Operating expenses:					
Selling, general and administrative	5,481	5,540	6,419	27,316	30,084
Research and development	4,372	1,979	2,259	23,713	9,826
Lease terminations and related costs	-	4,707	-	-	4,707
Total operating expenses	9,853	12,226	8,678	51,029	44,617
Loss from operations	(7,357)	(3,371)	(4,193)	(28,786)	(28,349)
Other income (expense):					
Interest expense:					
Stock-based	-	(7,025)	(550)	(541)	(10,146)
Other	(357)	(908)	(678)	(1,510)	(2,713)
Total interest expense	(357)	(7,933)	(1,228)	(2,051)	(12,859)
Gain (loss) on foreign currency translation	64	(1,228)	(411)	(803)	(1,851)
Other, net	(457)	(44)	23	2,568	42
Total other income (expense)	(750)	(9,205)	(1,616)	(286)	(14,668)
Net loss	$ (8,107)	$ (12,576)	$ (5,809)	$ (29,072)	$ (43,017)
Deemed dividend related to beneficial conversion feature of Series I preferred stock	-	-	(556)	(4,557)	(556)
Net loss available to common shareholders	$ (8,107)	$ (12,576)	$ (6,365)	$ (33,629)	$ (43,573)
Basic and diluted net loss per share	$ (0.24)	$ (0.17)	$ (0.07)	$ (1.02)	$ (0.68)
Weighted average common shares used in the calculation of basic and diluted net loss per share	33,223	75,311	91,364	33,022	63,617

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	Dec. 28, 2002	(Unaudited) Sep. 27, 2003	Jan. 4, 2004
Current assets:			
Cash and cash equivalents	$ 664	$ 170	$ 6,979
Accounts receivable, net	31,873	17,646	14,764
Inventories, net	24,582	10,755	11,900
Other current assets	1,851	1,469	1,777
Total current assets	58,970	30,040	35,420
Equipment and leasehold improvements, net	4,924	3,028	2,781
Goodwill	7,428	7,428	7,428
Other assets	803	446	315
	$ 72,125	$ 40,942	$ 45,944

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

	Dec. 28, 2002	Sep. 27, 2003	Jan. 4, 2004
Current liabilities:			
Accounts payable	$ 30,624	$ 9,339	$ 8,843
Accrued liabilities	13,139	8,892	9,436
Line of credit - bank	18,560	13,784	6,498
Current portion of deferred revenue	1,694	1,618	3,495
Current portion of long-term liabilities:			
Suppliers	-	12,642	13,384
Other	152	(262)	20
Total current liabilities	64,169	46,013	41,676
Non-current liabilities:			
Suppliers	-	13,081	11,014
Deferred revenue	519	490	16,980
Other	2,905	4,257	4,015
Stockholders' equity (deficit)	4,532	(22,899)	(27,741)
	$ 72,125	$ 40,942	$ 45,944